EXHIBIT 5

STINSON LEONARD STREET LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

January 8, 2018

Tennant Company

701 N Lilac Drive

PO Box 1452

Minneapolis, MN  55440

Re:                             Form S-4 Registration Statement

$300,000,000 5.625% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as counsel for Tennant Company, a Minnesota corporation (the “Company”), Tennant Coatings, Inc., a Minnesota corporation (“Tennant Coatings”) and Tennant Sales and Service Company, a Minnesota corporation (“Tennant Sales,” and collectively with the Company and Tennant Coatings, the “Indenture Parties”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s issuance and exchange of up to $300,000,000 principal amount of new 5.625% Senior Notes due 2025 (the “New Notes”) for a like principal amount of outstanding 5.625% Senior Notes due 2025, which have certain transfer restrictions (the “Original Notes”). The New Notes are to be issued pursuant to the Indenture dated as of April 18, 2017 (the “Indenture”), between the Indenture Parties and Wells Fargo Bank, National Association, as trustee, as amended and supplemented through the date hereof.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Indenture, (b) the specimen of the New Notes to be issued pursuant to the Indenture, (c) the Articles of Incorporation, as amended, of each of the Indenture Parties, (d) the By-laws, as amended, of each of the Indenture Parties, (e) the Registration Statement, and (f) resolutions adopted by the Board of Directors of each of the Indenture Parties.

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Indenture Parties and documents furnished to us by the Indenture Parties without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

1.             The Indenture has been duly authorized, executed and delivered by the Indenture Parties, has been duly qualified under the Trust Indenture Act of 1939, as amended, and constitutes a legal, valid and binding obligation of the Indenture Parties enforceable against the Indenture Parties in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law); the New Notes have been duly authorized by the Company and, when the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Original Notes, the New Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 1, we have assumed, with your consent, that the form of the New Notes will conform to that included in the Indenture.

2.             The guarantees (the “New Note Guarantees”) of the New Notes by Tennant Coatings and Tennant Sales (collectively, the “Guarantors”) have been duly authorized by such Guarantors.

3.             When the New Notes have been duly executed and delivered by the Company upon consummation of the Exchange Offer as defined in and as set forth in the Registration Statement, the New Note Guarantees will be the legal, valid and binding obligations of each Guarantor (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We express no opinion herein as to any provision of the Indenture or the New Notes that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the Indenture or the New Notes, (b) contains a waiver of an inconvenient forum or (c) relates to the waiver of rights to jury trial. We also express no opinion as to (i) the enforceability of the provisions of the Indenture, the New Note Guarantees or the New Notes to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Indenture or the New Notes. We also note that insofar as any provision in the Indenture, the New Notes or the New Note Guarantees provides for indemnification for liability under securities laws, the enforceability thereof may be limited by public policy considerations.

We express no opinion as to matters governed by any laws other than the laws of the State of New York, the State of Minnesota and the Federal law of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. We hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Stinson Leonard Street LLP